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EXHIBIT 99.9

Opinion and Consent of legal officer of Pacific
Mutual as to the legality of Contracts being
registered.
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                                                                       EXHIBIT 9

October 17, 1995


Pacific Mutual Life Insurance Company
700 Newport Center Drive
Post Office Box 9000
Newport Beach, California 92660

Dear Sirs:

In my capacity as Vice President and Investment Counsel of Pacific Mutual Life Insurance Company ("Pacific Mutual"), I have supervised the establishment of Separate Account A of Pacific Mutual Life Insurance Company on September 7, 1994, by resolution of the Board of Directors of Pacific Mutual on November 22, 1989, and Memorandum dated September 7, 1994 concerning Separate Account A as the separate account for assets applicable to Pacific One Contracts, pursuant to the provisions of Section 10506 of the Insurance Code of the State of California. Moreover, I have been associated with the preparation of the Registration Statement on Form N-4 ("Registration Statement") filed by Pacific Mutual and Separate Account A with the Securities and Exchange Commission (File No. 33-88458) under the Securities Act of 1933, as amended, for the registration of interests in the variable annuity contracts to be issued with respect to Separate Account A.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

     1. Pacific Mutual has been duly organized under the laws of the State of California and is a validly existing corporation.

     2. Pacific Select Separate Account A is duly created and validly existing as a separate account pursuant to the aforesaid provisions of California law.

     3. The portion of the assets to be held in Separate Account A equal to the reserves and other liabilities under the Pacific One Contracts and any other contracts issued by Pacific Mutual that are supported by Separate Account A is not chargeable with liabilities arising out of any other business Pacific Mutual may conduct.

     4. The Pacific One Contracts have been duly authorized by Pacific Mutual and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Pacific Mutual, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/  SHARON A. CHEEVER
Sharon A. Cheever, Esq.
Vice President and
Investment Counsel